Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (Nos. 333-287875 and 333-293281) and Form S-8 (No. 333-286102) of our report dated February 26, 2025, with respect to the consolidated financial statements of NeOnc Technologies Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ MARCUM LLP

Philadelphia, PA

March 30, 2026